UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2008

Centerplate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31904	13-3870167
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
2187 Atlantic Street
Stamford, Connecticut 06902
(Address of principal executive offices)
(203) 975-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1: AMENDMENT TO AGREEMENT AND PLAN OF MERGER
EX-10.1: AMENDED AND RESTATED CREDIT AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement
Amendment to Merger Agreement
On December 23, 2008, Centerplate, Inc., a Delaware corporation (the “Company”) announced that it had entered an Amendment (the “Merger Amendment”) to the Agreement and Plan of Merger, dated as of September 18, 2008 (as amended, the “Merger Agreement”), with KPLT Holdings, Inc., a Delaware corporation (“Parent”), and KPLT MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities directly and indirectly owned by Kohlberg Investors VI, L.P. (“Sponsor”). The Board of Directors of the Company unanimously approved the Merger, the Merger Agreement and the Merger Amendment. Prior to the approval of the Merger Amendment by the Board of Directors, Evercore Group L.L.C. (“Evercore”) delivered an opinion to the Board of Directors to the effect that, as of the date of the opinion, the Aggregate Consideration (as defined in the Evercore opinion) was within the range of net enterprise values of the Company, as estimated by Evercore.
The Merger Agreement contemplates that the merger will be effected through (i) a proxy solicitation to approve the merger and (ii) a consent solicitation (the “Consent Solicitation”) and a debt tender (the “Debt Tender”) to purchase up to 70% of the Company’s 13.5% Subordinated Notes due 2013 (the “Notes”), with noteholders receiving $2.49 for each Note accepted for payment. At the closing of the Merger (as defined below), each unit holder will also receive $0.01 per share for the common stock underlying their units for a total payment to IDS holders of $2.50 per unit.
Following receipt of at least 50.1% of the vote to approve the merger (and satisfaction of the other conditions thereto, which includes a minimum of 50.1% of the Notes being tendered pursuant to the Debt Tender), at the closing, Merger Sub will be merged (the “Merger”) with and into the Company with the Company being the surviving corporation and a wholly-owned subsidiary of Parent and having at least 30% and up to 49.9% of the Notes remaining outstanding after the effective time of the Merger. In order to tender any Notes, holders will be required to consent to the proposed amendment to the indenture governing the Notes which will (a) eliminate substantially all of the covenants, certain events of default and the change of control offer and (b) modify certain provisions relating to the defeasance of the Notes and the manner in which the Company may extend the maturity of the Notes.
Debt Financing Commitment and Amendment and Restatement of Credit Agreement
In connection with entry into the Merger Agreement, Kohlberg had obtained a commitment letter from a lender to provide $175.0 million of debt financing (the “Commitment Letter”) to finance the transactions contemplated by the Merger Agreement. As previously disclosed, on November 4, 2008, Kohlberg advised the Company that it had received a letter from that lender stating that it was “not going to fund the Commitment or perform the services described in the Commitment Letter” but that they were willing “to continue discussing alternative financing arrangements.” Following discussions, the lender informed Kohlberg that it would not provide alternative financing for the Merger. Thereafter, Kohlberg determined to pursue an amendment and restatement of our existing Credit Facility to provide the needed debt financing.
On December 23, 2008, we entered into an amendment and restatement (the “Restatement”) of our credit agreement with General Electric Capital Corporation, which revises certain terms and extends the maturity from 2010 to 2012. The effectiveness of the Restatement is contingent on certain conditions precedent, including the consummation of the Tender Offer and the Merger, the approval of the Indenture Supplement, the prepayment of $25 million of the outstanding term loan and the paydown of at least $22.5 million of the outstanding revolving loan. Upon its effectiveness, the Restatement would (a) extend the maturity date on the term loans to December 31, 2012, (b) increase the interest rate that we will be required to pay on the term loans and revolving loans, (c) adjust the amortization schedule of the term loans, (d) increase the rate of excess cash flow that is subject to mandatory prepayment, (e) delete the requirement to maintain certain collateral accounts, (f) require us to obtain a debt rating from Moody’s each year in respect of our credit facility, (g) adjust the senior leverage ratio, total leverage ratio and interest coverage ratio requirements, (h) add a new fixed charge coverage ratio requirement and (i) limit the amount of management fees that we may pay to Kohlberg. In connection with the Restatement, we have agreed to pay to each credit agreement lender who consents to the Restatement prior to the deadline specified in the Restatement a fee equal to 2.5% of such lender’s loans and commitments under the credit agreement. Unless all conditions precedent are satisfied, no such fees will be payable and the changes contemplated by the Restatement will not become effective. In connection with the

Restatement, we agreed that our failure to consummate the tender offer and the merger by February 28, 2009 will constitute an immediate event of default under our existing credit agreement, which may result in the acceleration of all our indebtedness outstanding thereunder and, as a consequence thereof, acceleration of our indebtedness outstanding under the indenture governing the Notes.
The foregoing summary of the terms of the Restatement is qualified in its entirety by reference to the full text of the Restatement, a copy of which is filed as Exhibit 10.1 hereto, the full text of which is incorporated herein by reference.
Equity Financing Commitments
Subject to the satisfaction of the conditions in the Restatement and the Merger Agreement, Sponsor will invest up to $125 million in the equity of Parent. Consummation of the Merger is not subject to a financing condition, but is subject to other conditions, including receipt of the requisite affirmative vote of the shareholders of the Company in accordance with Delaware General Corporation Law and the Company’s certificate of incorporation, the valid tender of at least 50.1% of the outstanding Notes, receipt of the consents of a majority of the holders of the Notes and other customary closing conditions. The proceeds of the equity financing will be used to pay the consideration for the Merger and the Debt Tender, pay down amounts required to be prepaid under the Restatement and to pay fees and expenses related to the transaction.
Additional Information Regarding the Merger
The Merger Agreement contains additional representations, warranties, covenants and conditions which are described in detail in the Company’s preliminary proxy statement filed with the SEC on October 22, 2008 and the Company’s definitive proxy statement filed with the SEC on December 23, 2008.
The foregoing summary of the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Amendment, a copy of which is filed as Exhibit 2.1 hereto, and the full text of such document is incorporated herein by this reference, and the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Form 8-K filed September 22, 2008.
The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Important Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the Merger and required shareholder approval, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A, which will be mailed to the shareholders of the Company. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by the Company at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy and other documents also may be obtained for free from the Company’s website at http://www.centerplate.com. In addition, the company will be distributing a tender offer statement and letter of transmittal and consent related to the debt tender. It is important that unitholders read those documents carefully when they are available.
Item 8.01. Other Events.
On December 23, 2008, the Company issued a press release attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Amendment to Agreement and Plan of Merger by and among KPLT Holdings, Inc., KPLT Mergerco, Inc. and Centerplate, Inc., dated as of December 23, 2008.

10.1	Amended and Restated Credit Agreement, dated as of December 23, 2008, among Volume Services, America, Inc., Volume Services, Inc. and Service American Corporation, as borrowers, Centerplate, Inc., as guarantor, the lenders signatory thereto from time to time, as lenders, GECC Capital Markets Group, Inc., as lead arranger and book runner, General Electric Capital Corporation, as administrative agent and lender, and the lenders appointed as syndication agent and documentation agent.

99.1	Press Release, dated December 23, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 23, 2008

Centerplate, Inc.
By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amendment to Agreement and Plan of Merger by and among KPLT Holdings, Inc., KPLT Mergerco, Inc. and Centerplate, Inc., dated as of December 23, 2008.

10.1	Amended and Restated Credit Agreement, dated as of December 23, 2008, among Volume Services, America, Inc., Volume Services, Inc. and Service American Corporation, as borrowers, Centerplate, Inc., as guarantor, the lenders signatory thereto from time to time, as lenders, GECC Capital Markets Group, Inc., as lead arranger and book runner, General Electric Capital Corporation, as administrative agent and lender, and the lenders appointed as syndication agent and documentation agent.

99.1	Press Release, dated December 23, 2008.